Exhibit 4.1
Description of Registrant’s Securities
Registered Pursuant to Section 12 of the Securities Exchange Act of 1934
Stonepeak-Plus Infrastructure Fund LP (the “Fund” or “we,” “us” or “our”) has fourteen classes of Units available to Fund investors: Class A-1a (“Class A-1a” or the “Class A-1a Units”), Class A-1b (“Class A-1b” or the “Class A-1b Units”), Class A-1c (“Class A-1c” or the “Class A-1c Units”), Class D-1 (“Class D-1” or the “Class D-1 Units”), Class D-2 (“Class D-2” or the “Class D-2 Units”), Class F-1 (“Class F-1” or the “Class F-1 Units”), Class F-2 (“Class F-2” or the “Class F-2 Units”), Class F-3 (“Class F-3” or the “Class F-3 Units”), Class F-4 (“Class F-4” or the “Class F-4 Units”), Class I-1 (“Class I-1” or the “Class I-1 Units”), Class I-2 (“Class I-2” or the “Class I-2 Units”), Class S-1 (“Class S-1” or the “Class S-1 Units”), Class S-2 (“Class S-2” or the “Class S-2 Units”) and Class X (“Class X” or the “Class X Units” and, together with the Class A-1a Units, Class A-1b Units, Class A-1c Units, Class D-1 Units, Class D-2 Units, Class F-1 Units, Class F-2 Units, Class F-3 Units, Class F-4 Units, Class I-1 Units, Class I-2 Units, Class S-1 Units and Class S-2 Units, the “Units”), thirteen of which are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In this exhibit, references to “we,” “us” and “our” refer only to the Fund and not any of its subsidiaries.
The following description of our Units is a summary of the material terms and provisions that apply to our Units. The summary does not purport to be complete. The summary is subject to and qualified in its entirety by reference to our second amended and restated limited partnership agreement (as may be further amended and restated from time to time, the “Fund LPA”), which is filed as an exhibit to the Annual Report on Form 10-K to which this exhibit relates and is incorporated by reference herein. We encourage you to carefully review the Fund LPA for additional information. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit or as defined in the Fund LPA, as context requires.
General
There is currently no market for our Units, and we do not expect that a market for our Units will develop in the future. We do not intend for the Units to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our Units. Under the terms of the Fund LPA, holders of the Fund’s Units (“Unitholders”) shall be entitled to the same limited liability extended to limited partners of limited partnerships formed under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et. seq. (the “DRULPA”). The Fund LPA provides that no Unitholder shall have any personal liability whatsoever in its capacity as a Unitholder, whether to the Fund, to any of the other partners therein, or to the creditors of the Fund, for the debts, liabilities, contracts or other obligations of the Fund or for any losses of the Fund. Under the Fund LPA, no Unitholder (in its capacity as such) has the right or power to vote or participate in the management or affairs of the Fund, nor does any Unitholder have the right or power to sign for or bind the Fund. The Fund LPA further provides that the exercise by any Unitholder of any right conferred under the Fund LPA will not be construed to constitute participation by such Unitholder in the control of the business of the Fund so as to make such Unitholder liable as a general partner for the debts and obligations of the Fund for purposes of the DRULPA. To the fullest extent permitted by law, no Unitholder owes any duty (fiduciary or otherwise) to the Fund or any other Unitholder or the General Partner as a result of such Unitholder’s status as a Unitholder, other than to act in good faith (to the extent required by law); provided, that this in no way limits any express obligations of a Unitholder provided for under the Fund LPA or in such Unitholder’s Subscription Agreement.
Units
Unitholders are not entitled to nominate or vote in the election of the Fund’s directors and, as such, the Fund is not required to file proxy statements or information statements under Section 14 of the Exchange Act except in those limited circumstances where a vote of Unitholders is required under the Fund LPA or Delaware law. Further, Unitholders are not able to bring matters before meetings of unitholders or nominate directors at such meeting, nor are they generally able to submit unitholder proposals under Rule 14a-8 of the Exchange Act.

Overall responsibility for the Fund’s oversight rests with Stonepeak-Plus Infrastructure Fund Associates LP (the “General Partner”), subject to certain oversight rights held by the Fund’s Board of Directors (the “Board of Directors”), as further described in the Annual Report on Form 10-K to which this exhibit relates.
Certain financial intermediaries through which a Unitholder was placed in the Fund may charge such Unitholder upfront selling commissions, placement fees, subscription fees or other similar fees (“Subscription Fees”) on Units that are paid by the Unitholder outside of its investment in the Fund and not reflected in the Fund’s net asset value (the “NAV”).
Classes D-1 and D-2 Units
Each of Classes D-1 and D-2 Units are expected to bear a monthly servicing fee (the “Servicing Fee”) in an amount equal (on an annualized basis) to 0.25% of the NAV of the Fund on Classes D-1 and D-2 Units, respectively, each month. The Servicing Fee will be calculated based on NAV as of the end of each month before giving effect to any accruals for the Servicing Fee, repurchases, if any, for the applicable month and distributions payable on such Units. For the avoidance of doubt, the Servicing Fees will be payable by the Fund and Unitholders will not be billed separately for payment of the fees. Stonepeak-Plus Infrastructure Fund Advisors LLC (the “Investment Advisor”) remits payment of the ongoing Servicing Fees on behalf of the Fund and is reimbursed by the Fund for such payments.
The Servicing Fee is allocated to a Unitholder’s financial intermediary through which such Unitholder was placed in the Fund. Any amounts allocated in accordance with the foregoing sentence will compensate such financial intermediary for reporting, administrative and other services provided to a Unitholder by such financial intermediary. The receipt of the Servicing Fee by a Unitholder’s financial intermediary will result in a conflict of interest.
Certain financial intermediaries may charge Subscription Fees of up to 1.5% of the NAV on Classes D-1 and D-2 Units issued in the offering. In certain circumstances the Subscription Fees may be paid to Stonepeak and reallocated, in whole or in part, to the financial intermediary that placed the applicable Unitholder into the Fund. For the avoidance of doubt, Subscription Fees shall be paid by the applicable Unitholder outside of its investment in the Fund and will not impact the Fund’s NAV.
The Subscription Fees are not payable in respect of any Class D-1 or D-2 Units issued pursuant to our distribution reinvestment plan.
Classes S-1 and S-2 Units
Each of Classes S-1 and S-2 Units are expected to bear a monthly Servicing Fee in an amount equal (on an annualized basis) to 0.85% of the NAV of the Fund on Classes S-1 and S-2 Units, respectively, each month. The Servicing Fee will be calculated based on NAV as of the end of each month before giving effect to any accruals for the Servicing Fee, repurchases, if any, for the applicable month and distributions payable on such Units. For the avoidance of doubt, the Servicing Fees will be payable by the Fund and Unitholders will not be billed separately for payment of the fees. The Investment Advisor remits payment of the ongoing Servicing Fees on behalf of the Fund and is reimbursed by the Fund for such payments.
The Servicing Fee is allocated to a Unitholder’s financial intermediary through which such Unitholder was placed in the Fund. Any amounts allocated in accordance with the foregoing sentence will compensate such financial intermediary for reporting, administrative and other services provided to a Unitholder by such financial intermediary. The receipt of the Servicing Fee by a Unitholder’s financial intermediary will result in a conflict of interest.
Certain financial intermediaries may charge Subscription Fees of up to 3.5% of the NAV on Classes S-1 and S-2 Units issued in the offering. In certain circumstances the Subscription Fees may be paid to Stonepeak and reallocated, in whole or in part, to the financial intermediary that placed the applicable Unitholder into the Fund. For the avoidance of doubt, Subscription Fees shall be paid by the applicable Unitholder outside of its investment in the Fund and will not impact the Fund’s NAV.

The Subscription Fees are not payable in respect of any Class S-1 or S-2 Units issued pursuant to our distribution reinvestment plan.
Class A-1a, A-1b and A-1c Units
Class A-1a Units are expected to bear a monthly Servicing Fee in an amount equal (on an annualized basis) to 0.50% of the NAV of the Fund on such Class A-1a Units each month. Class A-1b Units are expected to bear a monthly Servicing Fee in an amount equal (on an annualized basis) to 0.25% of the NAV of the Fund on such Class A-1b Units each month. No Servicing Fee will be paid on Class A-1c Units. The Servicing Fee will be calculated based on NAV as of the end of each month before giving effect to any accruals for the Servicing Fee, repurchases, if any, for the applicable month and distributions payable on such Units. For the avoidance of doubt, the Servicing Fees will be payable by the Fund and Unitholders will not be billed separately for payment of the fees. The Investment Advisor remits payment of the ongoing Servicing Fees on behalf of the Fund and is reimbursed by the Fund for such payments.
The Servicing Fee is allocated to a Unitholder’s financial intermediary through which such Unitholder was placed in the Fund. Any amounts allocated in accordance with the foregoing sentence will compensate such financial intermediary for reporting, administrative and other services provided to a Unitholder by such financial intermediary. The receipt of the Servicing Fee by a Unitholder’s financial intermediary will result in a conflict of interest.
Certain financial intermediaries may charge Subscription Fees of up to 2% of the subscription amounts with respect to Classes A-1a, A-1b and A-1c Units issued in the offering. In certain circumstances, the Subscription Fees may be paid to Stonepeak and reallocated, in whole or in part, to the financial intermediary that placed the applicable Unitholder into the Fund. For the avoidance of doubt, Subscription Fees shall be paid by the applicable Unitholder outside of its investment in the Fund and will not impact the Fund’s NAV.
The Subscription Fees are not payable in respect of any Class A-1a, A-1b, or A-1c Units issued pursuant to our distribution reinvestment plan.
Classes F-1, F-2, F-3, F-4, I-1, I-2 and X Units
With respect to each of Classes F-1, F-2, F-3, F-4, I-1, I-2 and X Units, (1) no Servicing Fee will be paid on such Units, and (2) no Subscription Fees will be paid with respect to such Units, including those such Units issued pursuant to the Fund’s distribution reinvestment plan. For the avoidance of doubt, Class X Units are not registered under Section 12 of the Exchange Act.
Distributions
The Fund may declare distributions from time to time as authorized by the General Partner. However, the Fund cannot guarantee that it will make distributions, and any distributions made will be at the discretion of the General Partner, considering factors such as earnings, cash flow, capital needs, taxes and general financial condition and the requirements of applicable law. As a result, the Fund’s distribution rates and payment frequency may vary from time to time. There is no assurance the Fund will pay distributions in any particular amount, if at all.
Unitholders of record as of the record date will be eligible for distributions declared. The per Unit amount of distributions on Class A-1-a Units, Class A-1b Units, Class A-1c Units, Class D-1 Units, Class D-2 Units, Class F-1 Units, Class F-2 Units, Class F-3 Units, Class F-4 Units, Class I-1 Units, Class I-2 Units, Class S-1 Units, Class S-2 Units, and Class X Units may differ because of different Class-specific fees and expenses that are deducted from the gross distributions for each Class. In the event that the Fund makes a distribution, we intend to adopt an “opt out” distribution reinvestment plan for investors. As a result, in the event of a declared cash distribution, each Unitholder that has not “opted out” of the distribution reinvestment plan will have their distributions automatically reinvested in additional Units rather than receive cash distributions. See “Part I. Item 1. Business—Distribution Reinvestment Plan.”

Transfers
Subject to the terms in the Fund LPA, Unitholders may transfer part or all their Units. The General Partner may refuse such requested transfer for certain reasons, as further described in the Fund LPA.
Delaware Law and Certain Provisions of the Fund LPA
Organization and Duration
The Fund was formed on April 29, 2024 as a Delaware limited partnership. The Fund will remain in existence until dissolved in accordance with the Fund LPA or pursuant to Delaware law. The Fund LPA provides that the Fund will be dissolved upon (a) the determination made by the General Partner at any time in its sole discretion that the dissolution and winding up of the Fund is in the best interests of the Fund, (b) the bankruptcy or dissolution and commencement of winding up of the General Partner, (c) the termination, dissolution or withdrawal of the General Partner, (d) consent by Unitholders in interest of 75% of the outstanding Units to dissolve the Fund following the lapse of a cure period with respect to certain cause events, including a finding by any court or governmental body of competent jurisdiction (including a regulatory authority sitting as a tribunal) in a final judgment on the merits that the General Partner or the Investment Advisor has committed (i) a criminal offense or a material violation of applicable laws, rules and/or regulations to which the General Partner or the Investment Advisor is subject which would adversely affect the ability of the Fund to conduct its business and affairs in a significant manner, subject to exceptions set forth in the Fund LPA, (ii) any other criminal offense (beyond the type described in the foregoing clause (i)) committed in connection with the Fund’s activities or (iii) bad faith, gross negligence, fraud, willful misconduct, a reckless disregard of its duties under the Fund LPA or a knowing and material breach of the Fund LPA or the Investment Advisory Agreement by the General Partner or the Investment Advisor in connection with the performance of their respective duties under the terms of the Fund LPA or the Investment Advisory Agreement, as the case may be, or (e) the entry of a decree of dissolution of the Fund pursuant to Section 18-802 of the DRULPA.
Purpose
Under our Fund LPA, the principal purpose of the Fund is to seek to invest in privately negotiated equity investments and other Investments in accordance with the investment objectives and policies of the Fund as in effect from time to time, as described elsewhere in the Annual Report on Form 10-K to which this exhibit relates and the Fund LPA, and to engage in any other lawful activity as the General Partner may from time to time determine.
Amendment to the Fund LPA
Except as otherwise required by law or pursuant to the terms of the Fund LPA, the Fund LPA may be amended, modified or supplemented, and any provision may be waived, by the written consent of the General Partner; provided that any amendment, modification or supplement that is viewed by the General Partner in its discretion, as a whole together with all such amendments, modifications or supplements, as having a material adverse effect in the aggregate on the Unitholders of the Fund will require the approval of the Independent Directors.
Actions Related to Merger, Conversion, Reorganization or Dissolution
The General Partner may in its sole discretion enter into any one or more transactions related to capital or conversion events, including a merger, conversion, consolidation or other reorganization of the Fund and take all actions necessary or desirable to affect any such transactions, as further described in the Fund LPA.
Jurisdiction
Any action or proceeding against the parties relating in any way to the Fund LPA shall be brought and enforced in the courts of the State of Delaware (or, if the General Partner determines and a Unitholder agrees as of such Unitholder’s admission date, in the courts of the State of New York located in New York County or the United States District Court for the Southern District of New York), and to the extent that subject matter jurisdiction exists, the United States for the District of Delaware.

Waiver of Trial by Jury
The Fund LPA provides that each Unitholder and the Fund waives, and covenants that such Unitholder and the Fund shall not assert any right to trial by jury in any forum in respect of any issue, claim or proceeding arising out of the Fund LPA or the subject matter thereof or in any way connected with the dealings of any Unitholder or the Fund or any of its affiliates in connection with any representation, warranty, covenant or agreement contained in the Fund LPA or any transaction contemplated by the Fund LPA.
Fiduciary Duties
The Board of Directors (including the Independent Directors) owe a fiduciary duty to use their reasonable business judgment to act in the best interests of the Fund with respect to matters of the Fund that are within the Board of Directors’ authority, as described in the Fund LPA.
Indemnification of Directors, Officers, the General Partner and Investment Advisor; Advance of Expenses
As further described in the Fund LPA and to the fullest extent permitted by law, the Fund will indemnify and hold harmless the directors, officers of the Fund, General Partner, the Investment Advisor, the partnership representative, any of their respective affiliates and their respective members, partners, officers, directors, employees, agents, advisors, stockholders, senior or special advisors or any person who serves at the specific request of the General Partner or the Investment Advisor on behalf of the Fund as a member, officer, director, partner, manager, employee, trustee, agent, advisor, independent contractor or senior/special advisor of the Fund or any other entity (in each case, an “Indemnitee”) for any mistake in judgment or for any action or inaction taken or omitted for a purpose which the Indemnitee reasonably believed to be in furtherance of the best interests of the Fund or for any action taken or omitted to be taken for the Indemnitee’s own account which the Indemnitee was expressly permitted or required to take or omit pursuant to the Fund LPA, unless such action or inaction by the Indemnitee constituted gross negligence, fraud, bad faith, willful misconduct, a material violation of securities laws and/or an intentional and material breach of the Fund LPA or the Investment Advisory Agreement, in each case as determined by a court or governmental body of competent jurisdiction (including a regulatory authority sitting as a tribunal) in a final judgment on the merits.
The Fund’s indemnification obligations will be satisfied from the Fund’s assets. The Fund will advance expenses that are reasonably incurred by an Indemnitee in the defense or settlement of any claim that is subject to indemnification.